Exhibit 99.2

Surgical Care Affiliates, Inc.

Supplemental Financial Schedule

Fourth Quarter 2013

Information Related to a Non-GAAP Financial Disclosure – Facility Level Adjusted EBITDA less NCI

The table below reconciles SCA’s net income, a financial measure prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) to Facility Level Adjusted EBITDA less NCI, a non-GAAP financial measure which management has used to gauge SCA’s financial performance for the fourth quarter of 2013. In this supplemental financial schedule, “SCA,” the “Company,” “we” and “our” refer to Surgical Care Affiliates, Inc. and its consolidated subsidiaries.

Surgical Care Affiliates, Inc.

Reconciliation of Facility Level Adjusted EBITDA-NCI

(unaudited, in millions)

	Three-Months Ended
	December 31,
	2013	2012
Adjusted EBITDA-NCI:
Net income	$1.7	$16.7
Plus (minus)
Interest expense, net	11.6	14.1
Provision (benefit) for income tax expense	2.5	(0.3)
Depreciation and amortization	11.0	11.2
Loss from discontinued operations, net	3.1	(1.3)
Equity method amortization expense(1)	8.0	5.1
Loss on sale of investments	11.3	9.1
Loss on extinguishment of debt	6.5	—
Asset impairments	2.7	9.8
(Gain) on disposal of assets	(0.2)	(0.1)
IPO related expense	8.3	—
Stock compensation expense	0.6	0.5

Adjusted EBITDA	67.1	64.8
(Minus)
Net income attributable to noncontrolling interests	(29.2)	(23.5)

Adjusted EBITDA-NCI	37.9	41.3

Plus
Corporate overhead	21.5	9.9

Facility Level Adjusted EBITDA-NCI	$59.4	$51.2

The above represents Adjusted EBITDA-NCI and Facility Level Adjusted EBITDA-NCI as computed and used by our management. Adjusted EBITDA-NCI means net income before provisions for income tax expense, net interest expense, depreciation and amortization, net loss from discontinued operations, equity method amortization expense, loss on sale of investments, loss on extinguishment of debt, asset impairments, gain (loss) on disposal of assets, IPO related expenses and stock compensation expense less net income attributable to noncontrolling interests. Facility Level Adjusted EBITDA-NCI means net income before provisions for income tax expense, net interest expense, depreciation and amortization, net loss from discontinued operations, equity method amortization expense, loss on sale of investments, loss on extinguishment of debt, asset impairments, gain (loss) on disposal of assets, IPO related expenses, stock compensation expense and corporate overhead less net income attributable to noncontrolling interests. We present Adjusted EBITDA-NCI and Facility Level Adjusted EBITDA-NCI because we believe they are useful for investors to analyze our operating performance on the same basis as that used by our management. Our management believes Adjusted EBITDA-NCI can be useful to facilitate comparisons of operating performance between periods because it excludes the effect of depreciation and amortization, which represents a non-cash charge to earnings, income tax, interest expense and other expenses or income not related to the normal, recurring operations of our business. Our management believes Facility Level Adjusted EBITDA-NCI can be useful to facilitate comparisons of operating performance between periods because it excludes the effect of depreciation and amortization, which represents a non-cash charge to earnings, income tax, interest expense and other expenses or income not related to the normal, recurring operations of our business as well as excluding corporate overhead, which does not relate to facility-level operations. Adjusted EBITDA-NCI and Facility Level Adjusted EBITDA-NCI are each considered a “non-GAAP financial measure” under SEC rules and should not be considered a substitute for net income (loss) or net operating income (or net loss per share) as determined in accordance with GAAP. In addition Adjusted EBITDA-NCI and Facility Level Adjusted EBITDA-NCI have limitations as analytical tools, including the following:

•	Adjusted EBITDA-NCI and Facility Level Adjusted EBITDA-NCI do not reflect our historical capital expenditures, or future requirements for capital expenditures, or contractual commitments;

•	Adjusted EBITDA-NCI and Facility Level Adjusted EBITDA-NCI do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA-NCI and Facility Level Adjusted EBITDA-NCI do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments under our credit agreement;

•	Adjusted EBITDA-NCI and Facility Level Adjusted EBITDA-NCI do not reflect our historical impairments recognized;

•	Adjusted EBITDA-NCI and Facility Level Adjusted EBITDA-NCI do not reflect our historical amortization expenses; and

•	Adjusted EBITDA-NCI and Facility Level Adjusted EBITDA-NCI do not reflect income tax expense or the cash requirements to pay our taxes; and

•	Facility Level Adjusted EBITDA-NCI does not reflect operating expenses related to corporate overhead.

In addition, you should be aware that there is no certainty that we will not incur expenses in the future that are similar to those excluded in the calculation of Adjusted EBITDA-NCI and Facility Level Adjusted EBITDA-NCI. Other companies in our industry may calculate Adjusted EBITDA-NCI or and Facility Level Adjusted EBITDA-NCI differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, neither Adjusted EBITDA-NCI nor and Facility Level Adjusted EBITDA-NCI should be considered the primary measure of the operating performance of our business. We strongly encourage you to review the GAAP financial statements and not to rely on any single financial measure to evaluate our business.

(1)    For the three-months ended December 31, 2013 and December 31, 2012, we recorded $8.0 million and $5.1 million, respectively, of amortization expense for definite-lived intangible assets attributable to equity method investments. These expenses are included in Equity in net income of nonconsolidated affiliates in our consolidated financial statements.